                                                                   EXHIBIT 21.01

                               INVIVO CORPORATION
                           SUBSIDIARIES OF REGISTRANT


Linear Laboratories Corporation

Sierra Precision

G.C. Industries Inc.

Lumidor Safety Corporation

Invivo Research Inc.